EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Spartan Stores, Inc. on Form S-8 of our report dated May 6, 2003 (June 20, 2003 as to Notes 3 and 8) (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill and discontinued operations to conform to Statements of Financial Accounting Standards No. 142 and No. 144) appearing in the Annual Report on Form 10-K of Spartan Stores, Inc. for the year ended March 29, 2003.

/s/Deloitte & Touche LLP

Grand Rapids, Michigan
November 19, 2003